Exhibit 5


February 6, 2006


                         CONSENT AND OPINION OF COUNSEL


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549-1004

Gentlemen:

I am securities counsel to Nova Biogenetics, Inc., a Delaware corporation (hereinafter the "Company"). I have, in such capacity, examined and I am fully familiar with the Articles of Organization, as amended, and the By-Laws of the Company, and have examined the records of the corporate proceedings. I have also examined and I am fully familiar with such documents as I have considered necessary for rendering my opinion hereinafter set forth.

Based upon the foregoing, I am of the opinion that the shares of Common Stock, $.0001 par value, of the Company reserved for issuance under the Nova Biogenetics, Inc. 2006 Stock Option Plan dated January 7, 2006 will, when issued in accordance with the terms of such plan, be legally issued, fully paid and non-assessable.

In addition, I hereby consent to the use of our name in the above opinion filed with the Registration Statement on Form S-8.

Very truly yours,

/s/ Gary B. Wolff

Gary B. Wolff
GBW:hk

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